                                                                        Ex. 21.1

                              List of Subsidiaries


Name of Subsidiary                 Jurisdiction of Incorporation or Organization
------------------                 ---------------------------------------------
Idenix (Massachusetts), Inc.       Massachusetts
Novirio B.V.                       The Netherlands
Idenix SARL                        France
Idenix (Cayman) Limited            Cayman Islands